                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 Alpharma Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                [LOGO] ALPHARMA

                                 ALPHARMA INC.
                              One Executive Drive
                          Fort Lee, New Jersey 07024

                     -------------------------------------

                   Notice of Annual Meeting of Stockholders
                          To Be Held on June 10, 1999

                     -------------------------------------

To the Stockholders of ALPHARMA INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alpharma Inc., a Delaware corporation (the "Company"), will be held at The Millenium Hilton, 55 Church Street, New York, New York, on Thursday, June 10, 1999, at 9:00 a.m., local time, to consider and act upon the following matters:

  1. The election of nine directors to the Company's Board of Directors, each to hold office until the 2000 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

  2. To approve an amendment to Article Fourth of the Company's Certificate of Incorporation increasing the number of shares of Class A Common Stock that the Company has authority to issue from 40,000,000 to 50,000,000 shares.

  3. A proposal to amend the Company's Non-Employee Stock Option Plan, as amended, to (i) change the manner of granting options to the non-employee directors from an automatic annual grant to a grant as approved by the Board of Directors (ii) increase the number of shares subject to an annual grant from 2,000 shares of Class A Common Stock to an amount not exceeding 5,000 shares of Class A Common Stock (iii) allow the Board of Directors to fix the term of each option grant up to a maximum term of 10 years, and (iv) provide that, as to directors who have served for 5 or more years, the early termination date for any options granted shall be the fifth (as opposed to the first) anniversary of the date upon which such individual ceases to be a director.

  4. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on April 12, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  Your representation at this meeting is important. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no additional postage. If you attend the Annual Meeting, you may then withdraw your proxy and vote in person.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and a Proxy Statement accompany this notice.

                                          By order of the Board of Directors,

                                          Robert F. Wrobel
                                          Secretary

April 12, 1999

                                [LOGO] ALPHARMA

                                 ALPHARMA INC.
                              One Executive Drive
                          Fort Lee, New Jersey 07024

                                 MAILING DATE
                                April 12, 1999

                  -------------------------------------------

              Proxy Statement for Annual Meeting of Stockholders

                  -------------------------------------------

                          To Be Held on June 10, 1999

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Alpharma Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 10, 1999 at The Millenium Hilton, 55 Church Street, New York, New York at 9:00 a.m., local time, and at any adjournment or postponement thereof. The cost of solicitation of the Company's stockholders will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                              THE ANNUAL MEETING

Purpose of Meeting

  At the Annual Meeting, the Company's stockholders will consider and act upon the following matters:

     1. The election of nine directors to the Company's Board of Directors, each to hold office until the 2000 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

     2. A proposal to amend Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of Common Stock.

     3. A proposal to amend the Company's Non-Employee Stock Option Plan, as amended, (the "Director Stock Option Plan" or the "Director Plan").

     4. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date

  The close of business on April 12, 1999 (the "Record Date") has been fixed as the record date for determining holders of outstanding shares of the Company's Class A Common Stock, par value $.20 per share (the "Class A Stock"), and Class B Common Stock, par value $.20 per share (the "Class B Stock"), entitled to notice of, and entitled to vote at, the Annual Meeting. As of the Record Date, 17,989,261 shares of Class A Stock and 9,500,000 shares of Class B Stock were outstanding and entitled to vote.

Quorum

  For each matter to be voted upon at the Annual Meeting, the presence in person or by proxy, of holders of stock entitled to be voted with respect to such matter representing a majority of the aggregate voting power of all shares of stock entitled to be voted with respect to such matter is necessary to constitute a quorum with respect to such matter and to transact business with respect to such matter at the Annual Meeting. For purposes of determining whether a quorum exists with respect to the election of directors, shares as to which authority to vote in the election of directors has been withheld and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) with respect thereto will be considered present at the Annual Meeting. For purposes of determining whether a quorum exists with respect to amending the Company's Certificate of Incorporation and the Director Stock Option Plan and any other matter which may properly come before the Annual Meeting, shares abstaining on such matter and all broker non-votes with respect to such matter will be considered present at the Annual Meeting.

Required Vote

  Votes Entitled to be Cast by Each Class of Stock. Except for the election of directors (described below) and certain matters that require a class vote, the holders of the Class A Stock and the holders of the Class B Stock vote together, with each share of Class A Stock entitling the holder thereof to one vote and each share of Class B Stock entitling the holder thereof to four votes.

  Election of Directors. Nine directors will be elected at the Annual Meeting. Under the Company's Certificate of Incorporation, the holders of the Class A Stock are entitled, voting as a separate class, to elect at least 33 1/3% of the Company's Board of Directors (rounded to the nearest whole number, but in no event less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled, voting separately as a class, to elect the remaining directors. Therefore, the holders of the Class A Stock will elect three directors (directors to be elected by the holders of Class A Stock being referred to as the "Class A Directors") and the holders of the Class B Stock will elect six directors (directors elected by the holders of Class B Stock being referred to as the "Class B Directors"). The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class A Stock, voting as a single class, is necessary to elect the three Class A Directors, and the affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class B Stock, voting as a single class, is necessary to elect the six Class B Directors. (A plurality of the votes cast means the greatest number of votes cast for a director.)

  Amendment of the Company's Certificate of Incorporation and Director Stock Option Plan. Approval of the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of a majority of the votes represented by all outstanding shares of Class A and Class B Stock voting together. The Director Stock Option Plan requires the affirmative vote of a majority of the votes cast by the holders of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting.

Proxies

  The enclosed proxy provides space for holders of Class A Stock to vote for, or withhold authority to vote for, all or any one of the Company's three nominees for Class A Directors and to vote for, against or abstain from voting on the proposal to amend the Company's Certificate of Incorporation and Director Stock Option Plan.

  Shares of Class A Stock represented by properly executed proxies received at or prior to the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR (i) the election as directors of the three nominees for Class A Directors nominated by the Company's Board of Directors(see "Election of Directors; Nominees for Directors; Nominees for Class A Directors" below), (ii) the proposal to amend Article Fourth of the Company's Certificate of Incorporation, (iii) the proposal to amend the Director Stock Option Plan and (iv) in the discretion of the proxy holder, as to any other matter which may properly come before the Annual Meeting. With respect to the election of directors, neither shares as to which authority to vote has been withheld (to the extent withheld)nor broker non-votes will be considered affirmative votes. With respect to any other matter which may properly come before the meeting, abstentions, and broken non-votes will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether any matter received the requisite votes. With respect to amendment of the Company's Certificate of Incorporation and Director Stock Option Plan, (i) abstentions, pursuant to Delaware law, will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether such proposal received the requisite votes and (ii) broker non-votes will be considered not entitled to vote on such proposal and thus will not be counted in determining whether such proposal has received the requisite votes.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

  A holder of Class A Stock who has given a proxy may revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to the attention of the Secretary of the Company at the Company's United States executive offices,located at One Executive Drive, Fort Lee, New Jersey 07024.

  If a quorum is not obtained, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting(except for any proxies which have therefore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Ownership of Common Stock

  The following table sets forth as of March 15, 1999 (unless otherwise noted) certain information regarding the beneficial ownership of the Class A Stock and the Class B Stock by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of such classes, (b) each director and each nominee for director of the Company and the five named executive officers (as defined below) and (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each beneficial owner possesses sole voting and dispositive power with respect to the shares listed in this table.

                                                                        Percent of
                                                 Amount and               Common
                                                 Nature of  Percent of  Stock (both
    Title of Class                               Beneficial    Class      Classes)
       Of Stock       Name of Beneficial Owner   Ownership  Outstanding Outstanding
 -------------------- ------------------------   ---------- ----------- -----------
                      A.L. Industrier AS
 Class B Common Stock (1)(2)(3)                  9,500,000    100.00%      34.56%
                      A.L. Industrier AS
 Class A Common Stock (1)(2)(3)                          0         *           *
                      Wellington Management
 Class A Common Stock Company, LLP (4)           1,654,813      9.32        6.07
                      Putnam Investments, Inc.
 Class A Common Stock (5)                        1,359,904      7.66        4.99
 Class A Common Stock Fidelity Management and
                      Research  Company (6)      1,163,271      6.55        4.27
 Class A Common Stock Amvescap PLC (7)           1,223,651      6.89        4.49
 Class A Common Stock Einar W. Sissener (8)(9)     508,668      2.83        1.85
 Class A Common Stock Gert W. Munthe (10)           41,092
 Class A Common Stock I. Roy Cohen (11)             17,044         *           *
 Class A Common Stock Thomas G. Gibian (11)          6,509         *           *
 Class A Common Stock Glen E. Hess (11)              8,842         *           *
                      Erik G. Tandberg
 Class A Common Stock (11)(12)                       4,234         *           *
 Class A Common Stock Peter G. Tombros (11)          4,818         *           *
 Class A Common Stock Erik Hornnaess (12)            4,667         *           *
 Class A Common Stock Oyvin A. Broymer               5,000         *           *
                      Jeffrey E. Smith
 Class A Common Stock (11)(13)                     106,214         *           *
 Class A Common Stock Thomas Anderson (11)          26,849         *           *
 Class A Common Stock Bruce I. Andrews (11)         34,607         *           *
 Class A Common Stock All directors and
                      executive officers as a
                      group  (19 persons) (11)   1,058,655      5.88        3.85

---------------------
 * Indicates ownership of less than one %.
 (1) The address of A.L. Industrier AS (formerly known as Apothekernes Laboratorium A.S), a corporation organized and existing under the laws of the Kingdom of Norway ("A.L. Industrier"), is Harbitzalleen 3, 0275 Oslo, Norway.
 (2) The source of this information is Amendment No. 4 to the Schedule 13D, dated December 8, 1998, filed with the Securities and Exchange Commission (the "Commission") by A.L. Industrier A.S. ("A.L. Industrier"). The shares reflected in the table are held of record by A/S Wangs Fabrik, a wholly owned subsidiary of A.L. Industrier, although A.L. Industrier retains full beneficial ownership of these shares. A.L. Industrier has pledged approximately 50% of such shares and 50% of the Industrier Note to a Norwegian bank as collateral borrowings made in connection with the purchase of certain Class B Stock in June of 1997 and to provide funds in connection with the Industrier Note (see "Certain Relationships and Related Transactions"). A.L. Industrier has agreed with the Company that, other than pledges of up to 50% of the shares, it will not sell or otherwise dispose of any of its Class B Stock or convert any such shares into Class A Stock at any time prior to November 1, 1999 without the prior approval of the Company's Board of Directors.
 (3) Shares of Class B Stock are convertible into an equal number of shares of Class A Stock. If all shares of Class B Stock beneficially owned by A.L. Industrier were converted as of March 15, 1999, A.L. Industrier would own approximately 35% of the then outstanding shares of Class A Stock.
 (4) The source of this information is the Amendment No.8 to Schedule 13G dated December 31, 1998, filed with the Commission by Wellington Management Company, LLP ("WMC"). Such Amendment No. 8 to Schedule 13G reported that WMC, acting as an investment adviser, has shared voting power and shared dispositive power with respect to 271,100 shares and 1,654,813 shares, respectively, and does not have sole voting power or sole dispositive power with respect to any shares. WMC also reported that, other than Vanguard Specialized Portfolios, Inc.--Health Care Fund ("Vanguard"), none of its clients is known to have more than 5% beneficial ownership. Vanguard reported in Amendment No. 7 to Schedule 13G dated February 2, 1999, filed with the Commission by Vanguard, that it had sole voting power and shared dispositive power with respect to 1,383,713 shares. The address of WMC is 75 State Street, Boston, MA 02109. The address of Vanguard is P.O. Box 2600, Valley Forge, PA 19482.
 (5) The source of this information is the Schedule 13G dated February 17, 1999 filed with the Commission by Putnam Investments Inc. ("PII"). Such
      Schedule 13G reported that investment advisors and subsidiaries of PII have shared voting power and shared disposition power with respect to 136,956 shares and 1,333,304 shares, respectively, and do not have sole voting power or sole disposition power with respect to any shares. PII declares that its filing of Schedule 13G shall not be an admission of beneficial ownership by PII. The address of PII is One Post Office Square, Boston, MA 02109.
 (6) The source of this information is Amendment No. 1 to Schedule 13G, dated February 1,1999 and filed with the Commission by FMR Corp., the parent of Fidelity Management and Research Company ("Fidelity"). Such Amendment No. 1 to Schedule 13G reports that Fidelity has the sole voting power for 4,300 shares and sole dispositive power for 1,222,471 shares including 209,838 shares resulting from the assumed conversion of the Company's Convertible Subordinated Notes held by Fidelity. The address of Fidelity is 82 Devonshire Street, Boston, MA 02109.
 (7) The source of this information is the Schedule 13G dated February 8, 1999 filed with the Commission by Amvescap PLC ("Amvescap"). Such Schedule 13G reports that subsidiaries of Amvescap hold voting and disposition power with respect to all shares. Amvescap declares that its filing of Schedule 13G shall not be an admission of beneficial ownership by Amvescap or its subsidiaries. The address of Amvescap is 11 Devonshire Square, London EC2M 4YR England.
 (8) Mr. Sissener is Chairman of the Board of A.L. Industrier and together with A/S Swekk (Mr. Sissener's family-controlled private holding company) ("Swekk") and certain of his relatives beneficially owns 50.1% of A.L. Industrier's outstanding ordinary shares entitled to vote and, accordingly, may be deemed a controlling person of A.L. Industrier.
 (9) Included shares held by, Mr. Sissener, his wife, Swekk, and EWS Stiftelse, a trust established for the benefit of members of the family of Mr. Sissener. All of these shares were acquired pursuant to the 1998 offer by the Company to exchange warrants obtained pro rata by all shareholders of A.L. Industrier in 1994 (the "Warrant Tender Offer").
(10) Includes 40,492 shares of Class A Stock held by Mr. Munthe's wife which were acquired in the Warrant Tender Offer. Mr. Munthe is a director of A.L. Industrier. The Company has been advised by Mr. Munthe that members of his immediate family own 15,500 A.L. Industrier Shares which are included in the number of A.L. Industrier Shares beneficially owned by Mr. Sissener (see footnote
   (9) above) and that Mr. Munthe does not have any voting or dispositive power over such shares. In addition, Mr. Munthe owns 10,000 shares of A.L. Industrier.
(11) The shares reflected in the table include shares that the executive officer or director has the right to acquire upon the exercise of stock options granted under the Company's 1997 Incentive Stock Option Plan (the "Stock Option Plan") or the Director Stock Option Plan which are exercisable as of March 15, 1999 or within 60 days thereafter as follows: Mr. Smith--86,000 shares, Mr. Anderson--25,000 shares, Mr. Andrews--33,750 shares, each of Messrs. Cohen, Gibian, Hess, Tandberg and Tombros--4,000 shares. All named executive officers and directors as a group--443,850 shares.
(12) Mr. Tandberg and Mr. Hornnaess also own 49, and 2,667 shares, respectively, of A.L. Industrier.

(13) The Company has been advised by Mr. Smith that his wife or children own 5,350 of Mr. Smith's shares of Class A Stock but that he has voting power over such shares.

                             ELECTION OF DIRECTORS

Election of Directors

  The Company's Board of Directors intends to cause the nomination of the nominees listed below under "Nominees for Directors; Nominees for Class A Directors" and all proxies received from holders of the Class A Stock will be voted FOR the election of such nominees as Class A Directors, except to the extent that persons giving such proxies withhold authority to vote for such nominees.

  Each director is to be elected to hold office until the next Annual Meeting of Stockholders and until his successor is chosen and qualified.

  A.L. Industrier, which beneficially owns 100% of the shares of Class B Stock, has advised the Company that it intends to vote its shares in favor of the nominees listed below under "Nominees for Directors; Nominees for Class B Directors," which would assure their election as Class B Directors.

Nominees for Directors

  The Company believes that each of the nominees for director will be able to serve. If any of the nominees would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Company's Board of Directors at the time recommends to serve in place of the person or persons unable to serve.

  Nominees for Class A Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class A Director are listed below.

 Name               Age              Principal Business Experience
 ----               ---              -----------------------------
 Thomas G. Gibian..  77 Director of the Company since 1993. President and Chief
                        Executive Officer of Henkel Corporation, a specialty
                        chemicals manufacturer and United States subsidiary of
                        Henkel KGaA, 1980 to 1986.

 Name                Age              Principal Business Experience
 ----                ---              -----------------------------

 Peter G. Tombros...  56 Director of the Company since 1994. Director,
                         President and Chief Executive Officer of Enzon, Inc., a developer and marketer of pharmaceutical products, since April, 1994. A Vice President of Pfizer, Inc.
                         from 1986 to 1994 with responsibility for corporate strategic planning 1990 to 1994; Executive Vice
                         President of Pfizer Pharmaceuticals Division, 1986 to
                         1990 and served as Senior Vice President and General
                         Manager of Roerig Division of Pfizer and various other positions with Pfizer Inc. 1968 to 1986. Also a director of NPS Pharmaceuticals, Inc.

 Erik Hornnaess.....  62 Director of the Company since 1998. Area Vice
                         President (Europe, Middle East and Africa) of Abbott
                         Laboratories Diagnostic Division from 1982 to 1997.
                         Director of Qiagen, The Netherlands.

  Nominees for Class B Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class B Director are listed below.

 Name                Age              Principal Business Experience
 ----                ---              -----------------------------

 I. Roy Cohen.......  76 Director of the Company since 1975. Consultant to the
                         Company since January 1991; Chairman of the Executive
                         Committee of the Company since June 1987; Chairman of
                         the Office of the Chief Executive of the Company July
                         1991 to December, 1992; Vice Chairman of the Board of
                         Directors of the Company January 1991 to December 31,
                         1992; President and Chief Executive Officer of the
                         Company 1976 to January 1991.

 Glen E. Hess.......  57 Director of the Company since 1983. Partner in the law firm of Kirkland & Ellis since 1973.

 Gert W. Munthe.....  42 Director of the Company since 1994. President and
                         Chief Operating Officer of the Company since May,
                         1998. President and Chief Executive Officer of NetCom
                         GSM AS., a Norwegian cellular telecommunications
                         company, 1993 to 1998. Executive Vice President and
                         division President of Hafslund Nycomed A.S., a
                         Norwegian energy and pharmaceutical corporation, 1988
                         to 1993, President of Nycomed (Imaging) A.S., a wholly
                         owned subsidiary of Hafslund Nycomed A.S., 1991 to
                         1993. Division President in charge of the energy
                         business of Hafslund Nycomed A.S. 1988 to 1991.

 Einar W. Sissener..  70 Chief Executive Officer since June 1994. Member of the
                         Office of the Chief Executive of the Company July 1991 to May 1994. Chairman of the Company since 1975.
                         President, Alpharma AS since October 1994. President,
                         Apothekernes AS (now AL Industrier AS) 1972 to 1994.
                         Chairman of A.L. Industrier AS since November 1994.

 Erik G. Tandberg...  69 Director of the Company since 1994. Partner in
                         Corporate Development International, a consulting partnership specializing in international searches for companies, since 1986. President of Arco Chemical
                         Europe Inc., a chemical company, 1982 to 1986.

 Oyvin A. Broymer...  50 Director of the Company since 1998. Executive Vice
                         President, Leif Hoegh Co., ASA, a commercial shipping firm, 1996 to present; Executive Vice President,
                         Hafslund Nycomed, 1982-1996.

                       BOARD OF DIRECTORS AND COMMITTEES

Board Meetings and Attendance of Directors

  The Company's Board of Directors held nine (9) meetings in 1998. Each person who served as a director in 1998 attended at least 75% of the aggregate of (i) the total number of meetings of the Company's Board of Directors held while such person was a member and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which such person served while such person was a member of such committee.

Committees of the Board

  Pursuant to its bylaws, the Company has established standing Audit, Executive and Compensation Committees.

  The Audit Committee reviews and makes recommendations to the Company's Board of Directors regarding internal accounting and financial controls and accounting principles, auditing practices, the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. In addition, the Company's Board of Directors has adopted a resolution requiring the Audit Committee to review transactions between the Company and A.L. Industrier (the beneficial owner of all the outstanding Class B Stock) (or their respective subsidiaries) involving more than $50,000 and to report to the Company's Board of Directors regarding whether such transactions are fair to the Company. Such resolution also requires prior approval of the Audit Committee for any transaction with A.L. Industrier which involves $500,000 or more, except that prior approval of the Audit Committee is required for any sale or transfer of assets other than inventory sold or transferred in the ordinary course of business. The Audit Committee also monitors the Company's Business Conduct Guidelines. The bylaws of the Company require that a majority of the members of the Audit Committee not be employees of the Company or A.L. Industrier or otherwise have a material relationship with either of them. The current members of the Audit Committee are Messrs. Thomas G. Gibian (Chairman), Erik G. Tandberg, Peter G. Tombros and Oyvin A. Broymer. The Audit Committee held five (5) meetings in 1998.

  The Executive Committee is generally empowered, to the fullest extent permitted by Delaware law, to exercise all power and authority vested in the Company's Board of Directors. By resolution, the Company's Board of Directors has specifically authorized and requested the Executive Committee to act on behalf of the Board in emergency situations where the full Board is unable to meet, to discuss and consult with the Chief Executive Officer of the Company as requested by such officer and to act with respect to such matters as the Board may from time to time designate. The current members of the Executive Committee are Messrs. I. Roy Cohen (Chairman), Erik Hornnaess, Einar W. Sissener and Gert W. Munthe. The Executive Committee held two (2) meetings in 1998 and also communicated informally throughout the year.

  The Compensation Committee has the authority of the Company's Board of Directors with respect to the compensation, benefit and employment policies and arrangements for executive officers and other highly paid personnel of the Company, except the Chief Executive Officer as to whom the Committee makes compensation recommendations to the Company's Board of Directors. The Committee also has authority with respect to the compensation and benefit plans generally applicable to the Company's employees, and two members of the committee (Messrs. Tombros and Gibian) serve as the committee administering the 1997 Stock Option and Appreciation Rights Plan, as amended, with authority to grant options to eligible employees of the Company and its subsidiaries. The Compensation Committee held five (5) meetings in 1998.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee are Messrs. Peter G. Tombros (Chairman), I. Roy Cohen, Thomas G. Gibian and Glen E. Hess. Mr. Cohen is a former executive officer of the Company, having served as President and Chief Executive Officer from 1976 to January, 1991 and as a member of the Office of the Chief Executive from July, 1991 through December, 1992. He currently serves as a consultant to the Company and as Chairman of the Executive Committee. See "Certain Relationships and Related Transactions" for a description of Mr. Cohen's consulting agreement. Mr. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

Directors' Compensation

  During 1998, each director (except Mr. Sissener) received directors' fees of $22,500 (or in the case of Mr. Munthe $7,500 for that portion of 1998 prior to his commencement of service as President of the Company) and (except Mr. Sissener) a grant of an option to acquire 2,000 shares of Class A Stock pursuant to the Director Stock Option Plan or, as to Mr. Munthe, title to 200 shares of Class A Common Stock. In addition, each director (other than Mr. Sissener and after his commencement of service as President, Mr. Munthe) received $1,200 for each Board meeting attended in person, $600 for each Committee meeting attended in person and one-half of the applicable fee for each meeting attended by telephone (with certain exceptions). The Chairman of each of the Audit, Executive and Compensation Committees received an additional $7,500. The same compensation arrangements will continue in 1999; subject to the changes contemplated by the proposed amendment to the Director Stock Option Plan.

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

  The Certificate of Incorporation of the Company presently provides that the Company is authorized to issue 55,500,000 shares divided into three classes, namely: 500,000 shares of Preferred Stock of the par value of $1.00 per share; 40,000,000 shares of Class A Common Stock of the par value of $.20 per share; and 15,000,000 shares of Class B Common Stock of the par value of $.20 per share. The Board of Directors proposes that the stockholders approve an amendment of the Certificate of Incorporation of the Company to provide for an increase in the total number of shares that the Company is authorized to issue to 65,500,000. The number of authorized shares of Preferred Stock and Class B Common Stock would remain the same, but the number of authorized shares of Class A Common Stock would be increased to 50,000,000 shares.

  The Board of Directors has not authorized or approved any transactions which would require the issuance of additional shares of the Company's Common Stock, however, in connection with the ongoing financing requirements of the Company, it is anticipated that consideration will be given to the issuance of additional Class A Common Stock. For this, and any other corporate purpose which may arise in the future, the Board of Directors believes that it is desirable to have additional authorized shares of Class A Common Stock available for issuance without further action by the stockholders (unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed) including, in addition to financing requirements, possible additional future stock dividends or splits, acquisitions or other general corporate purposes. The additional shares of Class A Common Stock for which authorization is sought would be part of the existing Class A Common Stock and, if and when issued, would have the same respective rights and privileges as the shares of Class A Common Stock presently outstanding. The holders of Common Stock are not entitled to preemptive rights. The proposed amendment will not affect the authorized shares of Preferred Stock or Class B Common Stock or alter the rights of the Common Stock.

  The holders of the Class A Common Stock and Class B Common Stock will vote together as a single class on the proposed amendment to the Company's Certificate of Incorporation. A.L. Industrier has advised the Company that it intends to vote in favor of the amendment, which would assure the affirmative vote of the holders of a majority of the voting power as a single class and would assure approval of the increase in the number of authorized shares of Class A and Class B Common Stock.

  The Board of Directors recommends that the stockholders vote for the Proposal.

               PROPOSAL TO AMEND THE DIRECTOR STOCK OPTION PLAN

General

  The Director Stock Option Plan of the Company originally was adopted by the Company's Board of Directors on March 14, 1996 and approved by the Company's stockholders on May 30, 1996. As of March 15, 1999, the Plan provided that no more than 150,000 shares were available for grant under the Plan. At such date a total of 34,000 shares were reserved for issuance pursuant to outstanding options under the Plan, and no shares had been issued pursuant to options under the Plan. On March 18, 1999, the Company's Board of Directors approved an amendment of the Plan which would; (i) change the manner of granting options to the non-employee directors from an automatic annual grant to a grant as approved by the Board of Directors (ii) change the annual grant to each director from a fixed grant of an option for 2,000 shares of Class A Common Stock to a grant of an option for up to 5,000 shares of Class A Common Stock (iii) allow the Board of Directors to fix the term of each option grant up to a maximum term of 10 years, and (iv) provide that, as to directors who have served for 5 or more years, the early termination date for any options granted shall be the fifth (as opposed to the first) anniversary of the date upon which such individual ceases to be a director. At the Annual Meeting a resolution will be submitted seeking approval of the stockholders for this amendment.

  The purpose of this Plan is to promote the interests of the Company (i) by tying the compensation of directors more directly to the performance of the Company as measured by the market price of its stock and (ii) through aligning more closely the interests of directors with the interests of the Company's stockholders.

  For information regarding options granted during the last fiscal year to each director who was not an employee of the Company see "Board of Directors and Committees--Directors Compensation". Directors who are also employees of the Company are not eligible for the grant of options under the Director Stock Option Plan but may receive options under the Stock Option Plan.

  Approval of the proposal to amend the Director Stock Option Plan requires that a majority of the votes cast by the holders of the shares of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting be votes for approval. A.L. Industrier has advised the Company that it intends to vote its shares in favor of the proposal, which would assure its approval. The material features of the Director Stock Option Plan, as amended (including the amendment being proposed), are described below.

  The Board of Directors recommends that the stockholders vote for the Proposal.

Summary Description of the Company's Director Stock Option Plan

  Attached as an appendix to this Proxy Statement is a copy of the Director Stock Option Plan and the following summary description of the Plan (including the proposed amendments) is qualified in its entirety by reference to such appendix.

 General. The Director Stock Option Plan provides for the issuance of options to acquire a maximum of 150,000 shares of the Company's Class A Stock at fair market value of the shares on the date of grant.

 Options. At the time the option is granted, the Board of Directors specifies the price at which shares may be purchased pursuant to any option, and such price may not be less than the fair market value of the shares on the date that the option is granted. The exercise price may be paid in cash or by delivery of shares of Class A Stock previously owned by the optionee having a fair market value equal to the exercise price of the options being granted.

Granting of Director Options

  Each Director who is not an employee of the Company, may at the discretion of the Board of Directors, be awarded an option to purchase up to 5,000 shares of Class A Stock immediately following each annual meeting of stockholders of the Company at which such director is elected to serve on the Board of Directors of the Company. If a director is elected or appointed to the Board of Directors other than at the annual meeting of stockholders, such director may, at the discretion of the Board of Directors receive as of the date of such election or appointment an option to purchase a maximum of a pro rata number of shares.

Terms of Director Options:Vesting

  Each Option under the Director Stock Option Plan shall have a term determined by the Board of Directors, which may not be longer than ten years from the date of grant (the "Option Term"); provided that if a director ceases to be a director for any reason, all of the Options held by such Director shall terminate on the earlier to occur of (i) the end of the Option Term or
(ii) the first anniversary of the date on which such individual ceases to serve as a director or, if such individual has been a director for five or more years or ceases to be a director on account of death or disability on the fifth such anniversary (the "Early Termination Date"). Each Option shall vest in full on the date of the first annual meeting of stockholders following the date of grant of such option; provided that a person ceases to be director for reason of disability or death prior to such vesting date, a pro rata portion of any unvested Options held by such director shall vest as of the day preceding the date such person ceases to be a director for such reason.

Transferability of Director Options

  Options shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by him or by his guardian or legal representative.

Tax Consequences

  The following discussion is intended only as a brief summary of the United States Federal income tax consequences of the grant and exercise of options. The discussion addresses only the United States Federal income tax consequences to directors who are citizens or residents of the United States and who perform services within the United States. Some directors may be subject to tax under the law of the country where they are citizens or residents, which may differ significantly from the United States income tax law. The laws governing the tax aspects of stock options are highly technical, and such laws are subject to change at any time, which could be retroactive in nature.

  Options granted to non-employee directors will be treated as "nonstatutory" options. In general, upon the grant of a nonstatutory option, the grantee will not recognize taxable income or loss, and the Company will not be entitled to a tax deduction. Upon the exercise of a nonstatutory option, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will constitute ordinary taxable income to the optionee, and the Company will be entitled to a corresponding tax deduction.

  If an optionee delivers previously-acquired Class A Stock, however acquired, in payment of all or part of the option exercise price of a nonstatutory option, the optionee generally will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in and, the holding period for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. The excess of the fair market value of the shares received over the option exercise price constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise. Shares received in excess of the number of shares surrendered have a tax basis equal to their fair market value on the exercise date, and their holding period begins on the exercise date. The Company generally is entitled to a tax deduction equal to the compensation income recognized by the optionee.

                            EXECUTIVE COMPENSATION

Summary of Executive Compensation

  The following table (the "Summary Compensation Table") sets forth the annual and long-term compensation paid, or accrued for, the executive officers named below (the "named executive officers") by the Company or its subsidiaries during 1998, 1997 and 1996:

                          Summary Compensation Table

                                                                Long Term
                                                               Compensation
                          Annual Compensation                     Awards
                          -----------------------              ------------
                                                  Other Annual               All Other
Name and Principal             Salary      Bonus  Compensation Option/SARS  Compensation
Position during 1998      Year   ($)        ($)       ($)        (#) (1)        ($)
------------------------  ---- -------    ------- ------------ ------------ ------------    ---
Einar W. Sissener.......  1998 600,000    325,000       *              0            0
 (Chairman, Director      1997 450,000    125,000       *              0            0
 and Chief Executive      1996 365,839(2)               *              0       19,515(3)
 Officer)
Gert W. Munthe (4)......  1998 263,068    170,000       *        100,000       69,177(5)
 (President and Chief     1997       0          0       *                           0
 Operating Officer)       1996       0          0       *                           0
Jeffrey E. Smith........  1998 355,004    163,300       *         40,000       30,461(5)(6)
 (Vice President-Finance  1997 355,004     60,000       *         24,000       24,999(5)
 and Chief Financial
 Officer)                 1996 355,004          0       *              0       26,416(5)
Thomas Anderson (6).....  1998 404,712    195,000       *         25,000       16,479(5)(6)
 (Vice President and      1997 353,365    110,000       *         70,000        8,085(5)
 President of U.S.        1996       0          0                      0
 Pharmaceuticals
 Division)
Bruce I. Andrews (7)....  1998 379,643    189,822       *         55,000       20,186(5)(6)
 (Vice President and
 President,               1997 193,460     60,000       *         35,000        5,538(5)
 Animal Health Division)  1996       0          0                      0            0

---------------------
 * The Company provides automobile allowances to its executive officers and an apartment (in lieu of hotel accommodations) to Mr. Sissener while he is in the United States. The incremental cost of such perquisites in each of 1998, 1997, and 1996 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for such year in the Summary Compensation Table.

(1) Reflects options granted under the Stock Option Plan. The Company has not granted any stock appreciation rights ("SARs") to any of the named executive officers in 1996, 1997 or 1998.
(2) At Mr. Sissener's request his 1996 salary was reduced by $64,302 from the minimum amount specified in his employment agreement.
(3) Includes pension premiums paid to a Norwegian insurance company to fund pension payments for executive officers.
(4) Mr. Munthe became an employee of the Company on May 1, 1998. The Company has made a loan to Mr. Munthe in the amount of $271,090 at an interest rate of 6.125%, with respect to the purchase of his primary residence. In addition, in November of 1998, the Company loaned Mr. Munthe $116,700 at an interest rate of 4.5% which has been fully repaid.

(5) Includes contributions by the Company to various employee profit-sharing and saving plans and, as to Mr. Munthe, $17,190 for certain relocation expenses and $50,000 for additional U.S. living expenses.
(6) Mr. Anderson initially became an employee of the Company on January 1, 1997. He was an executive officer of FoxMeyer Corporation until February of 1996; approximately six months prior to FoxMeyer's filing for protection under Chapter 11 of the Bankruptcy Act.
(7) Mr. Andrews initially became an employee of the Company on May 1, 1997.

Employment Agreements

  Mr. E.W. Sissener is a party to an agreement dated March 14, 1996 for his employment as Chairman and Chief Executive Officer through the annual stockholders meeting in 1999. The agreement provides that his base salary and cash bonus is subject to review and increase by the Board and is payable in part by Alpharma A/S, the Company's wholly-owned Norwegian subsidiary ("Alpharma Oslo") and in part by the Company. The agreement provides that for ten years following his employment Mr. Sissener will provide consulting services to the Company as requested for up to 36 days per year and will be entitled to receive $54,000 annually (subject to adjustment based on the consumer price index). The agreement does not affect the pension and other benefits generally available to senior executives of Alpharma Oslo which Mr. Sissener is entitled to receive.

  Mr. Munthe is a party to an agreement dated March 13, 1998 for employment as the President and Chief Operating Officer ("COO") of the Company until the 1999 Annual Meeting and thereafter as the President and Chief Executive Officer ("CEO") of the Company. Mr. Munthe's salary as COO is at a rate of $400,000 per annum with salary at an initial annual rate of $600,000 while serving as CEO. Under his employment agreement, Mr. Munthe is also eligible for an annual bonus of up to 75% of his salary and a grant of stock options for 150,000 shares of the Company's Class A Common Stock. Mr. Munthe has relocated his primary residence to the New York Metropolitan area to allow him to establish his office at the Company's U.S. headquarters. In connection with this relocation,the company has guaranteed a third party loan relating to Mr. Munthe's primary residence and incurred certain other obligations as reflected in the Summary Compensation Table. In addition Mr. Munthe will participate in all other employee benefits available to executives of the Company and, if his employment is terminated for any reason other than for cause, or he is not elected to the executive positions set forth above, he is entitled to an amount equal to two years base salary.

  It is anticipated that the Board of Directors, at its meeting immediately following the 1999 Annual Meeting, will elect Mr. Munthe CEO of the Company and that Mr. Sissener will continue as Chairman of the Board.

  Mr. Smith is a party to an employment arrangement with the Company dated July 30, 1991 which provides that, if his employment is terminated by the Company for any reason other than for cause, he is entitled to receive base salary and certain benefits for one year. Mr. Smith participates in all of the employee benefits available to executives of the Company. Upon retirement, the Company will pay to Mr. Smith supplemental retirement benefits equal to the amount, if any, by which the pension due under the Company's Non-Contributory Retirement Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service.

  Mr. Anderson is a party to an employment arrangement with the Company which provides that in the event he is terminated for any reason other than cause or the disposition of the Company's U.S. Pharmaceutical Division (the "Unit Disposition") he will receive salary and certain other benefits for up to 18 months. If Mr.

Anderson's employment is terminated in connection with a Unit Disposition he will receive salary and certain fringe benefits for up to 24 months. He participates in all of the employee benefits available to executives of the Company.

  Mr. Andrews is a party to an employment arrangement with the Company which provides that in the event he is terminated for any reason other than cause or the disposition of the Company's Animal Health Division he will receive salary and certain other benefits for up to 18 months. If Mr. Andrew's employment is terminated in connection with a Unit Disposition he will receive salary and certain fringe benefits for up to 24 months. He participates in all of the employee benefits available to executives of the Company.

Annual Performance Incentive Plan

  The Company has approved a Bonus Plan for the 1999 fiscal year which provides that all executive officers performing services for one of the Company's operating divisions will be entitled to receive a cash bonus within a target range if the appropriate operating group achieves certain operating income levels relative to budget and the Company meets a Company wide earnings threshold. The bonus for Mr. Smith and other executives having solely corporate wide authority is based upon the overall performance of the Company both in terms of operating income and earnings per share relative to budget. In addition all bonuses take into consideration certain individual performance factors. Higher bonuses than the target level may be paid if specified income levels are exceeded but no bonuses will be paid if applicable income thresholds are not met. Messrs. Smith, Anderson and Andrews have target bonuses of 50% of base salary. The Company reserves the right to alter the terms and conditions of the Plan during 1999 for unanticipated events and other equitable factors. Messrs. Sissener and Munthe are not covered by this bonus plan. See "Employment Agreements".

Grants of Options

  The following table discloses, for the named executive officers certain information with respect to options granted during 1998. All grants are options under the Company's Stock Option Plan.

                            Number of
                         Shares of Class                             Potential Realizable Value at
                         A Common Stock                                 Assumed Annual Rates of
                           Underlying    Exercise                    Stock Price Appreciation for
                             Option       Price   Expiration Date(1)          Option Term
                         --------------- -------- ------------------ ----------------------------- ---
Name                                                                      5%             10%
----                                                                      --             ---
Einar Sissener..........           0         --                --              --              --
Gert W. Munthe..........     100,000     $21.625      July 8, 2005        $880,355      $2,051,601
Jeffrey E. Smith........      40,000      22.125    March 25, 2005         360,284         839,615
Thomas L. Anderson......      25,000      22.125    March 25, 2005         225,177         524,759
Bruce I. Andrews........      55,000      22.125    March 25, 2005         495,390       1,154,470

(1)Options vest at the rate of 25% on each of the first four anniversaries of the date of grant.

Option Exercises and Values

  The following table discloses, for the named executive officers, (a) the number of shares acquired upon exercise of options or with respect to which such options were exercised and the aggregate dollar value realized upon such exercise and (b) the number and value of unexercised options, in each case as of December 31, 1998.

             1998 Aggregated Option Exercises and Year-end Values

                         Number of              Number of Shares           Value of Unexercised
                          Shares             Underlying Unexercised            In-the-Money
                         Acquired              Options at 12/31/98        Options at 12/31/98(1)
                            on      Value   ------------------------- -------------------------------
Name                     Exercise  Realized Exercisable Unexercisable Exercisable(2) Unexercisable(2)
----                     --------- -------- ----------- ------------- -------------- ----------------
Einar W. Sissener.......       0         0         0             0              0               0
Gert W. Munthe..........       0         0         0       100,000              0       1,368,750
Jeffrey E. Smith........  23,250   364,369    70,000        58,000      1,268,688         913,375
Thomas L. Anderson......  23,750   425,488     5,000        66,250        107,188       1,223,828
Bruce I. Andrews........  15,000   224,613    20,000        55,000        413,750         725,313

---------------------
(1) All grants are options under the Company's Stock Option Plan.
(2) Value is based on the closing price of a share of Class A Common Stock on December 31, 1998 ($35.3125) minus the exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

  The report to the Securities and Exchange Commission with respect to the July 1998 grant of options to Mr. Munthe to purchase 100,000 shares of Class A Common Stock was filed late.

Retirement Plans

  Messrs. Gert W. Munthe, Jeffrey E. Smith, Thomas L. Anderson and Bruce I. Andrews are participants in the Alpharma Inc. Pension Plan (a qualified defined benefit plan) (the "Pension Plan"). Mr. Sissener does not participate in the Pension Plan. Under the Pension Plan, both salaried and hourly employees are eligible for benefits. Participants are entitled to receive their specified annual benefit, in the form of a life annuity or, at the election of participants, its actuarial equivalent in certain other forms, commencing within one month of their 65th birthday. The specified annual benefit is equal to (x) the sum of (i) 0.8% of the participant's highest five-year Final Average Compensation (as defined below) up to "covered compensation" (($31,128 for 1998) plus (ii) 1.45% of the participant's highest five-year Final Average Compensation in excess of "covered compensation", multiplied by (y) the number of years of benefit service (up to a maximum of 30 years)). The Pension Plan also provides for an early retirement benefit which is equal to the specified annual benefit described above, reduced actuarially for each year by which the early retirement date precedes the normal retirement date.

  The following table sets forth the approximate annual retirement benefit under the Pension Plan based on years of service and Final Average Compensation.

                              Pension Plan Table

                                      Years of Service
                     ---------------------------------------------------------------
Remuneration (1)       15            20            25            30           35(2)
----------------     -------       -------       -------       -------       -------
 $125,000            $24,153       $32,203       $40,254       $48,305       $48,305
 $150,000             29,590        39,453        49,317        59,180        59,180
 $175,000             35,028        46,703        58,379        70,055        70,055
 $200,000             40,465        53,953        67,442        80,930        80,930
 $225,000             45,903        61,203        76,504        91,805        91,805
 $250,000             51,340        68,453        85,567       102,680       102,680
 $275,000             56,778        75,703        94,629       113,555       113,555
 $300,000             62,215        82,953       103,692       124,430       124,430
 $325,000             67,653        90,203       112,754       135,305       135,305
 $350,000             73,090        97,453       121,817       146,180       146,180
 $375,000             78,528       104,703       130,879       157,055       157,055
 $400,000             83,965       111,953       139,942       167,930       167,930
 $425,000             89,403       119,203       149,004       178,805       178,805
 $450,000             94,840       126,453       158,067       189,680       189,680
 $475,000            100,278       133,703       167,129       200,555       200,555
 $500,000            105,715       140,953       176,192       211,430       211,430

---------------------
(1) Final average compensation. Current Federal pension law limits average annual compensation considered for benefit purposes to $160,000 for 1998 and 1999.
(2) The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of the Pension Plan, an employee's "Final Average Compensation" generally is his regular cash salary (excluding bonuses) for the five consecutive years of service in which his compensation was highest during the ten years of service immediately preceding his retirement. In 1998, the respective amounts of the compensation of Messrs. Munthe, Smith, Anderson and Andrews would have been $263,068, $355,044, $379,039, and $286,552, respectively, under the Pension Plan if there were no limitations under Federal pension law. However, due to the Federal pension law, the respective amounts of compensation of Messrs. Munthe, Smith, Anderson and Andrews under the Pension Plan in 1998 were limited to $160,000. Mr. Munthe and Mr. Smith, however, are entitled to supplemental retirement benefits from the Company equal to the amount, if any, by which the pension due under the Pension Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service (the "Supplemental Benefit") and Messrs. Andrews and Anderson are entitled to receive a Supplemental Benefit based upon a maximum base compensation of $235,840 per annum. The years of service credited under the Pension Plan as of December 31, 1998 to such officers were as follows: Mr. Munthe 1 year, Mr. Smith 14 years, Mr. Anderson 2 years and Mr. Andrews 2 years.

  Under the Pension Plan, in the event of the termination of employment prior to retirement, part of the employee's benefit may be forfeited. A retirement benefit, payable in the form of a life annuity following the employee's 55th birthday, is equal to an accrued percentage of the normal retirement benefit, actuarially reduced to reflect commencement of payments prior to the normal retirement date. As to employees hired on or after January 1, 1989, pension benefits under the Pension Plan vest after five years of employment with the Company. Pension benefits under the Pension Plan of employees hired prior to January 1, 1989 are currently 100% vested.

  Mr. Einar W. Sissener is an active participant in the pension plan of Alpharma Oslo, the Company's Norwegian subsidiary (a defined benefit plan) (the "Oslo Pension Plan"). Under the Oslo Pension Plan, both salaried and hourly employees are eligible for benefits. The retirement age under the Oslo Pension Plan is 67 years of age. A participant's specified annual benefit under the Oslo Pension Plan is equal to (x) the difference between (i) 60% of such participant's Final Compensation (as defined below) and (ii) the social security benefit (207,226 Norwegian Kroner ("NOK") or approximately $27,234 for 1998) multiplied by (y) a fraction, the numerator of which is the number of years of service (up to a maximum of 30 years) and the denominator of which is 30.

  The following table sets forth the approximate annual retirement benefit under the Oslo Pension Plan based on years of service and Final Compensation.

                          Oslo Pension Plan Table (1)

                                      Years of Service
                     ---------------------------------------------------------------
Remuneration (2)       15            20            25            30           35(3)
----------------     -------       -------       -------       -------       -------
 $125,000                           31,843        39,804        47,785        47,785
 $150,000             31,383        41,843        52,304        82,785        82,785
 $175,000             38,883        51,843        64,804        77,785        77,785
 $200,000             48,383        61,843        77,304        92,785        92,785
 $225,000             53,883        71,843        89,804       107,785       107,765
 $250,000             61,383        81,843       102,304       122,785       122,785
 $300,000             76,383       101,843       127,304       162,785       152,785
 $400,000            105,383       141,843       177,304       212,785       212,785
 $450,000            121,383       161,843       202,304       242,785       242,785
 $500,000            138,383       181,843       227,304       272,785       272,785

---------------------
(1) The payments under the Oslo Pension Plan are made in Norwegian kroner. For purposes of the Oslo Pension Plan Table, such NOK amounts were translated into United States dollars using the exchange rate at December 31, 1998 of NOK 7.6106 to $1.00.
(2)  Final compensation.
(3) The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of determining a benefit under the Oslo Pension Plan, salary or bonus payable by the Company or a subsidiary other than Alpharma Oslo is excluded. For purposes of the Oslo Pension Plan, an employee's "Final Compensation" is his or her base cash salary in their last year of service. If Mr. Sissener were to retire with his last year of service being 1998, the amount of his Final Compensation for purposes of calculating his pension benefits under the Oslo Pension Plan would have been NOK 1,350,000 (or approximately $177,384). It should be noted that payments under the Oslo Pension Plan are indexed, such that the amount of such payments are increased by the same percentage as any increase in Norwegian Social Security benefits. In addition, under the Oslo Pension Plan if a participant dies, such participant's spouse is entitled to receive 55% of the participant's specified annual benefit. Mr. Sissener has accrued the maximum thirty years of service under the Oslo Pension Plan.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Company's Board of Directors is responsible for reviewing the performance of the Chief Executive Officer ("CEO") and recommending to the Board the amount of compensation and other benefits payable to the CEO, reviewing and approving the compensation and benefits of other executive officers and highly paid personnel, reviewing the general compensation and employment benefit policies for management personnel, reviewing management development and succession matters and approving any material new benefit plan or amendment to an existing material benefit plan. During 1998, two members of the Compensation Committee (Messrs. Gibian and Tombros) also served as the committee established under the Company's Stock Option Plan with authority to fix the terms of, and grant options under, such plan. The Compensation Committee is comprised of non-employee directors.

  In general, the Compensation Committee strives to meet the following objectives in making compensation decisions and recommendations for executive officers and other key personnel: (1) provide overall compensation that is competitive in its ability to attract and retain highly qualified personnel;
(2) relate compensation to the degree to which the Company (and/or specific business unit for which an executive is responsible) attains its annual earnings or other performance targets; (3) reward excellent individual performance, with special consideration for specific projects completed or adverse conditions overcome; and (4) provide incentive to contribute to the long-term growth of the Company's businesses and stockholder value. The Committee considers the deductibility of compensation which it approves or recommends under Section 162 of the Internal Revenue code of 1986, as amended, and consults with tax advisors as necessary to avoid or minimize any non-deductible compensation.

  As reflected in the Summary Compensation Table, there are three principal components of senior executive compensation: salaries, bonuses and long-term stock-based incentives. Salaries are determined annually, primarily on the basis of industry standards as applied to each executive's background, experience and overall performance with the Company. In December, 1997, the Committee approved an annual performance incentive plan for 1998 which provided that the Company's executive officers (other than the CEO) and other highly paid personnel could receive cash bonuses within the target ranges based upon Company-wide and divisional operating income targets set forth in the plan. Under the plan bonuses were payable to executive and other key employees based upon levels by which operating income of the applicable operating unit exceeded the levels set forth in the plan but only if the Company-wide income threshold was met. For 1998 the Company-wide income threshold was met. Consequently, bonuses at the high end of the target range were approved for the vice presidents and other key divisional employees of four of the Company's five divisions. Bonuses at 92% of target were approved for officers and key employees having solely Company-wide responsibility. Bonuses for the CEO and Chief Operating Officer ("COO") are not covered by the plan but are provided for in their employment agreements. The COO's bonus was prorated to reflect the portion of the year that he served as COO.

  The CEO received base salary of $600,000 in 1998 pursuant to his employment contract with the Company. He was entitled to receive a bonus up to 75% of his base salary. Based upon the Company's and CEO's performance in 1998, with particular weight given to the profitable operations of all divisions and the successful completion of key acquisitions, the Committee had approved a maximum bonus for the CEO; however, at his request, the bonus was reduced to $325,000. The CEO was not awarded stock options in 1998 in view of his beneficial ownership of a substantial amount of the Company's shares as well as the long-term nature of option grants.

  In early 1998 the Committee discussed means of structuring options under the Stock Option Plan to enhance the mutuality of interests of key employees and stockholders in share value appreciation and, based upon a review of information concerning comparable public companies, recommended generally larger grants for all key personnel and that executive officers with similar responsibilities receive grants in 1998 which would result in the total options held by such officer to be at approximately the same level (considering length of service). The Committee recommended that grants made to key employees outside Norway consist of options vesting in four annual installments and have a seven year term. Norwegian tax considerations resulted in the Committee recommending that Norwegian key employees receive larger grants of shorter term options, with exercise prices above the market price of the shares on the grant date. In March, 1998, the Committee under the stock option plan granted 142 personnel options to purchase 813,000 Class A shares which have the terms recommended by the Committee. In addition, pursuant to his employment agreement the COO received an option to purchase 100,000 Class A shares in July, 1998, following the commencement of his employment with the Company and an option to purchase 50,000 Class A shares in January, 1999.

  In late 1998 the Committee began to review with the CEO and the COO the policies applicable to granting options in 1999. In March, 1999, the stock option committee approved grants of options to purchase Class A shares to approximately 150 individuals. The standard terms of these options provided an exercise price equal to the market price on the date of grant, vesting in equal installments over four years and a seven year term. Due to the current Norwegian tax laws the options granted to Norwegians varied from the standard terms by having a three year term and vesting in 33% increments at the time of grant and on the first and second anniversaries of the date of grant. All Norwegian personnel were able to receive options with non-standard Norwegian terms except certain senior executives, who received a combination of various forms of options permitted under the Plan.

  It is contemplated that Mr. Munthe, the current COO, will be elected CEO at the Board meeting following the June annual meeting of stockholders. In recognition of his increased responsibilities and his performance as COO, the committee recommended that Mr. Munthe be granted an option to purchase 50,000 Class A shares at the time of his election as CEO.

                                          By the Compensation Committee:

                                          Peter G. Tombros (Chairman)
                                          Thomas G. Gibian
                                          I. Roy Cohen
                                          Glen E. Hess

Performance Graph

  The following graph compares the Company's cumulative total stockholder return during the last five years with the composite of the Media General Financial Services Index for Drug Manufacturers--Other, Drug-Generic and Drug Delivery Industry Groups (which indexes include 154 corporations that describe themselves as drug manufacturers and are publicly traded) and The New York Stock Exchange Index. The industry group used for comparison in the 1998 Proxy Statement no longer exists. The graph assumes $100 invested on December 31, 1993 in the Company's Class A Stock and $100 invested at that time in each of the selected indices. The comparison assumes that all dividends are reinvested.

                         5-year Cumulative Total Return
                              Among Alpharma Inc.
                      NYSE Market Index and MG Group Index






                                                      Fiscal year Ending
                         -----------------------------------------------------------------------------
                         December 31, December 31, December 31, December 31, December 31, December 31,
 Company, Index, Market      1993         1994         1995         1996         1997         1998
 ----------------------  ------------ ------------ ------------ ------------ ------------ ------------
Alpharma Inc............    100.00       145.93       189.49       107.11       161.11       263.72
NYSE Market Index.......    100.00        98.06       127.15       153.16       201.50       239.77
Media General Index.....    100.00        80.98       115.95       123.05       144.12       165.61

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  A.L. Industrier and the Company subsidiary Alpharma Oslo are parties to a lease (the "Skoyen Lease") pursuant to which A.L. Industrier leases to Alpharma Oslo the land and facility in Oslo, Norway where Alpharma Oslo's principal administrative offices and fermentation plant for its bulk antibiotics and animal health businesses are located. The Skoyen Lease has a term ending in 2014, which term is renewable, at the option of Alpharma Oslo, for four additional consecutive five year terms. Basic rent during the initial term is $1.00 per year and, during any renewal term thereafter, basic rent will be the then prevailing fair rental value of the premises. In addition to basic rent, Alpharma Oslo pays documented expenses of ownership and operation of such facility, such as taxes and maintenance expense. Alpharma Oslo has the right to terminate the Skoyen Lease at any time during its term upon twelve months written notice to A.L. Industrier.

  Alpharma Oslo is a party to an administrative services agreement (the "Administrative Services Agreement") with A.L. Industrier, pursuant to which Alpharma Oslo provides certain administrative services to A.L. Industrier. Such services are provided on a full cost basis, except that A.L. Industrier paid Alphama Oslo a minimum fee for services rendered during calendar year 1998 equal to NOK 3,000,000 (or $397,000). The Administrative Services Agreement expired in January 1997 and was automatically extended for a one-year term. Such one-year extensions will continue unless the agreement is terminated by either of the parties thereto, upon six months' notice.

  During 1998, the Company through Alpharma Oslo and its subsidiaries sold $2,722,000 of products, primarily multivitamins and adhesive products, to a subsidiary of A.L. Industrier for distribution of these products to retail food stores. In addition, during 1998 Alpharma Oslo purchased $32,000 of product from a subsidiary of A.L. Industrier.

  On March 30, 1998, Industrier purchased at par for cash a convertible subordinated note issued by the Company (the "Industrier Note") in the principal amount of $67,850,000, concurrently with the issuance by the Company of $125,000,000 of Convertible Subordinated Notes to unaffiliated third parties (the "Notes"). The Industrier Note has substantially the same terms (including interest rate, conversion price and maturity date) as, and will rank pari passu with, the Notes, except that the Industrier Note is convertible into Class B Common Stock instead of Class A Common Stock. Subject to certain adjustments the Notes and the Industrier Note can be converted into 4,371,585 and 2,372,896 shares of Class A and Class B Common Stock, respectively. The Industrier Note, so long as it is held by Industrier or any other affiliate of the Company, is not convertible at the holder's discretion but instead will automatically be converted into Class B Common Stock on or after the third anniversary of issuance if at least 75% of the Notes are converted into Class A Common Stock by the holders thereof. The Industrier
Note is exchangeable, in whole or in part, into Notes at any time after October 31, 1999, solely for the purpose of enabling the holder to sell the Notes received in such exchange to an unaffiliated transferee. Industrier has agreed not to sell the Industrier Note or any Common Stock of the Company until after October 31, 1999.

  In September 1998, the Company caused the 1,383,004 warrants to purchase Class A Common Stock held by Mr. Sissener to be registered under the Securities Act of 1933 (as amended). This action was taken pursuant to a contractual commitment made at the time the warrants were issued.

  In November 1998, the Company made an offer to all holders of warrants to purchase shares of Class A common stock of the Company (the "Warrants") to tender the Warrants in exchange for a number of newly issued shares of Class A Common Stock determined pursuant to an exchange formula which approximated $1 plus the difference between the Warrant exercise price ($20.69) and the average market price of the Company's Class A common stock during a specified ten day period ($30.23), Mr. Sissener, his immediate family and certain entities over which he exercises control and the wife of Mr. Munthe, respectively, tendered the 1,383,004 and

110,094 Warrants beneficially owned by them. In return for such tender Mr. Sissener received 508,668 shares of Class A Common Stock and Mr. Munthe's wife received 40,492 shares of Class A Common Stock. In addition, other officers and directors received an aggregate of 4,944 shares of Class A Common Stock in exchange for Warrants.

  All transactions with A.L. Industrier are subject to review by, and in certain circumstances prior approval of, the Audit Committee. See "Board of Directors and Committees--Committees of the Board" above.

Certain Other Transactions and Relationships

  Mr. I. Roy Cohen, who as of January 15, 1991 retired as President and Chief Executive Officer, has a contract to act as a special consultant to the Company for a ten-year period following such retirement (the "Consultant Term"). During the Consultant Term, the Company is required to pay him a minimum annual consideration of $146,000 (for 1998) which may be increased to reflect services rendered in excess of 40 days during the year, inflation and other factors, and to provide him with an automobile allowance and certain other employee benefits. The amount earned under such contract for excess days over 40 with respect to 1998 was $43,480. The contract provides, in the event of Mr. Cohen's disability, death or termination during the Consultant Term, for continued payments to Mr. Cohen (or his wife or children in the case of his death) of the remaining amounts he would otherwise be entitled to receive.

  Mr. Glen E. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

  Mr. Gert W. Munthe is a director of A.L. Industrier and the son-in-law of Mr. Einar W. Sissener.

                             INDEPENDENT AUDITORS

  PricewaterhouseCoopers L.L.P. has been selected to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1999. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The appointment of the auditors has been approved by the Company's Board of Directors based upon the recommendation of the Audit Committee.

  The Company has been informed that, through an administrative oversight, a pension plan as to which PricewaterhouseCoopers LLP is a sponsor, owned 10,352 shares of the Company's Class A Common Stock for a portion of 1998. The Company was further informed that the members of the firm responsible for the Company's audit had no knowledge of said investment when made and such shares have been sold.

              STOCKHOLDERS' PROPOSALS FOR THE 1999 ANNUAL MEETING

  In order to be considered for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders, stockholder proposals must be submitted to the Company on or before December 20, 1999.

                                OTHER BUSINESS

  As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Robert F. Wrobel
                                          Secretary
                                          ALPHARMA INC.

                            YOUR VOTE IS IMPORTANT
                PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED
             FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                                                                       APPENDIX

                                 ALPHARMA INC.

                       NON-EMPLOYEE DIRECTOR OPTION PLAN

1. Purpose of the Plan

  The purpose of this Plan is to promote the interests of the Company (i) by tying more directly the compensation of directors to the performance of the Company as measured by the market price of its stock and (ii) through aligning more closely the interests of directors with the interests of the Company's stockholders.

2. Administration

  Except for the discretion reserved to the Board of Directors, the Plan shall be administered by a committee of the Board of Directors of the Company consisting of one or more directors (the "Director Options Committee") appointed for such purpose by the Compensation Committee of the Board of Directors. All questions of interpretation and application of this Plan to options granted hereunder (the "Director Options") and of this Plan and any related agreements and instruments shall be subject to the good faith determination of the Director Options Committee, which shall be final and binding on all persons. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3. Director Option Shares

  The stock subject to the Director Options and other provisions of this Plan shall be shares of the Company's Class A Common Stock, with $.20 par value (hereinafter referred to as the "Class A Stock"). The aggregate number of shares of Class A Stock authorized to be issued upon exercise of Director Options and reserved for issuance under the Plan is 150,000. In the event that application of any provision of this Plan would result in the issuance of, or the right to purchase, any fractioned share of Class A Stock, the fraction shall be rounded to a full share.

4. Granting of Director Options

  Subject to the discretion and approval of the Board of Directors, each director shall receive an option to purchase up to 5,000 shares of Class A Stock immediately following each annual meeting of stockholders of the Company at which such director is elected to serve on the Board of Directors of the Company. If a director is elected or appointed to the Board of Directors other than at the annual meeting of stockholders, such director shall receive as of the date of such election or appointment an option to purchase a number of share of Class A Stock equal to (i) the amount of the then most recent grant multiplied by (ii) a fraction, the numerator of which is the number of days remaining from the date of such election or appointment until the anniversary of the preceding annual meeting of the stockholders and the denominator of which is 365. The price at which shares may be purchased pursuant to any Director Option shall be the fair market value of the shares on the date that the Director Option is granted.

5. Eligibility

  The individuals who will be eligible to receive Director Options will be each person elected or appointed as a director of the Company who is not also an employee of the Company or any of its subsidiaries at the time such person is so elected or appointed. A Director Option granted to a director under this Plan shall continue to be effective in accordance with its terms notwithstanding that prior to or subsequent to the grant of such option such director was or becomes an employee of the Company or its subsidiaries.

6. Terms of Director Options; Vesting

  Each Director Option shall have a term of ten years from the date of grant or such lesser term as is approved by the Board of Directors (the "Option Term"); provided that if a director ceases to be a director for any reason, all Director Options held by such Director shall terminate on the fifth anniversary, of the date on which such individual ceases to be a director, if such director has served for five years or more, or otherwise on the first anniversary of the date on which such individual ceases to serve as a Director (the "Early Termination Date"). Each Director Option which has become vested (as described below) may be exercised from time to time until the earlier of
(i) the end of the Option Term or (ii) the Early Termination Date, in part or in whole. The exercise price of each Director Option may be paid in cash or by delivery of shares of Class A Stock previously acquired by the optionee having a fair market value equal to the exercise price of the Director Option being exercised. Each Director Option shall vest in full on the date of the first annual meeting of stockholders following the date of grant of such option; provided that if a person ceases to be a director for reason of disability or death prior to such vesting date, a portion of any unvested Director Options held by such director shall vest as of the day preceding the date such person ceases to be a director for such reason, which portion shall be equal to (i) the number of unvested Director Options held by such director multiplied by
(ii) a fraction, the numerator of which is the number of days such Director has held such unvested option and the denominator of which is 365. If a Director is removed from the Board or resigns other than for reasons of disability or death, the unvested Director Options held by such director shall not vest following such removal or resignation.

7. Exercise of Director Options

  Director Options shall be exercised by the delivery of written notice to the Company (Attention: Treasurer) setting forth the number of shares with respect to which the Director Option is to be exercised and the address to which the certificates for such shares are to be mailed, together with (i) cash (including checks, bank drafts or postal or express money orders payable to the order of the Company) or (ii), shares of Class A Stock, previously acquired, having an aggregate value equal to the option price of such shares. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the optionee certificates for the number of shares with respect to which such Director Option has been so exercised ("Option Shares"), issued in the optionee's name; provided, that such delivery shall be deemed effected for all purposes when such certificates shall have been deposited in the United States mail, addressed to the optionee, at the address specified pursuant to this paragraph. For all purposes, an optionee shall be deemed to have exercised a Director Option and to have purchased and become the holder of the Option Shares as of the date the Company receives written notification of exercise and payment as provided herein.

8. Transferability of Director Options

  Director Options shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by him or by his guardian or legal representative.

9. Requirements Imposed by Law and Director Options Committee

  The Company shall not be required to sell or issue any shares under any Director Option if the issuance of such shares shall constitute a violation by the optionee or by the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Director Options Committee shall be final, binding and conclusive.

  The Company shall not be required to issue any shares upon exercise of any option unless the Company has received the optionee's representation or other evidence satisfactory to it to the effect that the holder of such Director Option will not transfer such Option Shares in any manner which could constitute a violation of any securities or other law, or which would not be in compliance with such other conditions as the Director Options Committee may deem appropriate.

  The Director Options Committee may impose such other limitations on the exercise of Director Options as it concludes are necessary to comply with applicable law and carry out the intent and purpose of the Plan.

10. No Rights as Stockholder

  No optionee shall have rights as a stockholder with respect to shares covered by a Director Option until the date of exercise of such Director Option; and, except as otherwise provided in paragraph 12 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefore is prior to the date of exercise of such option.

11. No Obligation to Retain Director

  The granting of any option shall not impose upon Company, its stockholders or the Board of Directors any obligation to elect, appoint or retain any person as a member of the Board of Directors; and the right to remove any director as provided by applicable law shall not be diminished or affected by reason of the fact that a Director Option has been granted to such Director.

12. Changes in the Company's Capital Structure

  The existence of outstanding Director Options shall not affect in any way the right of power of the Company or its stockholders to make or authorize any or all adjustment, recapitalizations, reorganization, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or preferred or prior preference stock senior to or otherwise affecting the Class A Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

  If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, or pay a dividend in shares of its Class A or Class B Common Stock, then (a) the number, type, and per share price of shares of stock subject to outstanding Director Options hereunder shall be appropriately adjusted in such a manner as to entitle each optionee to receive upon exercise of his Director Option, for the same aggregate consideration, the same total number and type of shares as he would have received as a result of the event requiring the adjustment had he exercise his Director Option in full immediately prior to such event; provided, however, that if any such adjustment would result in the right to purchase a fractional share, the number of shares subject to the Director Option will be decreased to the next lower whole number; and (b) the number and type of shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number of shares of Class A Stock then reserved that number and type of shares of stock that would have been received by the owner of an equal number of outstanding shares of Class A Stock as the result of the event requiring the adjustment.

  If the Company shall be a party to any merger or consolidation or effect any recapitalization which causes a change in the Class A Stock which does not effect an adjustment under the prior paragraph, the Director Options Committee, in its discretion, may, if it considers it to be appropriate to carry out the intent and purpose of the Plan, make such adjustments in the nature or amount of securities subject to the Director Options or the Director Option price as it considers appropriate, and such adjustments shall be binding and conclusive of all holders of Options.

  Except as expressly provided herein, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon sale, or upon the exercise or rights or warrants to subscribe therefore, or upon conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Stock then subject to outstanding Director Options.

13. Amendment or Termination of Plan

  The Board of Directors of the Company may modify, revise or terminate this Plan at any time and from time to time, except that none of the term of the Plan, the eligibility of grantees, the aggregate number of shares reserved for issuance pursuant to this Plan, the amount of Directors Options to be granted to any director or the minimum option price shall, other than by operation of paragraph 12 hereof, be modified or revised without the consent of the holders of Class A and Class B Common Stock having a majority of the voting power. The termination of the Plan by the Board of Directors shall not affect any Director Options granted prior to such termination. The terms upon which Directors Options are granted may not be amended more frequently than once every six months (except to comply with applicable tax or other laws).

14. Written Option Agreements

  Each Director Option granted hereunder may be embodied in a written option agreement which shall contain such other provisions as the Director Options Committee in its discretion shall deem advisable. The failure to provide a written option agreement shall not affect the validity of Director Options provided for herein or the rights of directors to receive and exercise such options as herein provided.

15. Director and Stockholder Approval; Duration of Plan

  This Plan has been duly adopted by the Board of Directors on March 14, 1996 and approved by the stockholders of the Company on May 30, 1996. This Plan shall terminate on December 31, 2005 or by earlier action of the Board of Directors pursuant to paragraph 13 hereof provided such termination shall not affect any Director Options granted prior to such termination.

16. Election to Receive Shares If Subject to Detrimental Non-U.S. Income Tax Consequences

  If a person would be subject to significantly detrimental income tax consequences as a result of receiving Director Options under any non-United States income tax provisions, such person may elect (by written notice to the Director Options Committee prior to the date of grant) to receive in lieu thereof one share of Class A stock for every ten shares purchasable under the Director Options such person would otherwise have received.

17. Reference to Employee Stock Option Plan ("Employee Plan")

  To the extent not inconsistent with the terms of this Plan, the terms and provisions of the Employee Plan shall apply to any options granted hereunder.

                                                                      3480-PS-99

                                [LOGO] ALPHARMA

                                     PROXY
                                 ALPHARMA INC.

                One Executive Drive, Fort Lee, New Jersey 07024

           Proxy for Annual Meeting of Stockholders on June 10, 1999


   Jeffrey E. Smith, Vice President and Chief Financial Officer and Robert F. Wrobel, Vice President, Chief Legal Office and Secretary, or either one of them, with full power of substitution, are hereby authorized to vote the shares of Class A Common Stock of Alpharma Inc. (the "Company"), which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders to be held at The Millennium Hilton, 55 Church Street, New York, New York on Thursday, June 10, 1999 at 9:00 a.m., local time, and at all adjournments thereof, as follows on the reverse side.

   The Board of Directors recommends that the Stockholders vote FOR (i) the nominees set forth in item 1 and (ii) items 2 and 3, Shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned stockholder and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders or, if no direction is indicated, will be voted FOR (i) the nominees set forth in item 1 and (ii) items 2 and 3, and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders.

---------------                                                 ---------------
  SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                            SIDE
---------------                                                 ---------------

Dear Shareholder:                                             April 12, 1999


You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, June 10, 1999 at The Millennium Hilton, 55 Church Street, New York, New York. Detailed information is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.

Best regards,

Robert F. Wrobel
Secretary


                                  DETACH HERE
-------------------------------------------------------------------------------

[ X ] Please mark
      votes as in
      this example.

1. ELECTION OF CLASS A DIRECTORS
   Nominees   Thomas G. Gibian, Peter G. Tombros,
              Eric Hornnaess
   FOR                         WITHHELD
   ALL         [   ]     [   ] FROM ALL
 NOMINEES                      NOMINEES


[  ]  ______________________________________
      For all nominees except as noted above

2. Approval of the amendment to Article Fourth     FOR        AGAINST  ABSTAIN
   of the Company's Certificate of Incorporation   [   ]       [     ]   [   ]
   described in the accompanying Proxy Statement.


3. Approval of the amendment to the Company's      [   ]       [     ]   [   ]
   Non-Employee Stock Option Plan described in the accompanying Proxy Statement.

4. As such persons may in their discretion determine upon such matters as may come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING        [   ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [   ]

Please mark, sign and mail this proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

NOTE: The signature should correspond exactly with the name of the stockholder as it appears hereon. Where stock is registered in Joint Tenancy, all tenants should sign. Persons signing as Executors, Administrators, Trustees, etc. should so indicate.


Signature:______________ Date: ______________ Signature:____________ Date:______